EXHIBIT 10.22

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is made effective as of November 19th, 2014 (the “Effective Date”), by and between Pieris AG, a German stock corporation, with its principal place of business Lise-Meitner-Strasse 30, 85354 Freising-Weihenstephan, Germany (the “Company”) and Danforth Advisors, LLC, a Massachusetts limited liability corporation, with its principal place of business being 91 Middle Road, Southborough, MA 01772 (“Danforth”). The Company and Danforth are herein sometimes referred to individually as a “Party” and collectively as the “Parties.”

WHEREAS, the Company possesses know-how and proprietary technology related to the field of Anticalin®-brand proteins;

WHEREAS, the Company is preparing for a share exchange whereby the Company will become a whole owned subsidiary of Pieris Pharmaceuticals, Inc., a Nevada corporation, with its principal place of business remaining the same (the “Acquisition”);

WHEREAS, Danforth has expertise in financial and corporate operations and strategy, including financial reporting requirements for U.S. publicly traded companies;

WHEREAS, Danforth desires to serve as an independent consultant for the purpose of providing the Company with certain strategic and financial advice and support services, as more fully described in Exhibit A attached hereto, (the “Services”); and

WHEREAS, the Company wishes to engage Danforth on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which are hereby acknowledged, the Parties agree and covenant as follows.

1.	Services of Consultant. Danforth will assist the Company and any of its Affiliates with matters relating to the Services. The Services are more fully described in Exhibit A attached hereto. Danforth and the Company will review the Services on a monthly basis to prioritize and implement the tasks listed on Exhibit A. Affiliate” means, with respect to a Party, any Person controlling, controlled by or under common control with such Party, for so long as such control exists. For the purposes of this definition, “control” means: (a) to possess, directly or indirectly, the power to direct the management and policies of such Person, whether through ownership of voting securities or by contract relating to voting rights or corporate governance; or (b) ownership of more than fifty percent (50%) of the voting securities in such Person (or such lesser percent as may be the maximum that may be owned pursuant to applicable laws of the country of incorporation or domicile, as applicable).

2.	Compensation for Services. In full consideration of Danforth’s full, prompt and faithful performance of the Services, the Company shall compensate Danforth a consulting fee more fully described in Exhibit A (the “Consulting Fee”). Danforth shall, from time to time, but not more frequently than twice per calendar month invoice the Company for Services rendered and such invoice will be paid upon fifteen (15) days of receipt. Each month the Parties shall evaluate jointly the current fee structure and scope of Services. Upon termination of this Agreement pursuant to Section 3, no compensation or benefits of any kind as described in this Section 2 shall be payable or issuable to Danforth after the effective date of such termination. In addition, the Company will reimburse Danforth for reasonable out-of-pocket business expenses, including but not limited to travel and parking, incurred by Danforth in performing the Services hereunder, upon submission by Danforth of supporting documentation reasonably acceptable to the Company. Any such accrued expenses in any given three (3) month period that exceed one thousand dollars ($1,000) shall be submitted to the Company for its prior written approval.

3.	Term and Termination. The term of this Agreement will commence on the Effective Date and will continue through the anniversary of such date in the next calendar year (the “Term”). This Agreement may be extended for an additional period by mutual written agreement. This Agreement may be terminated by either Party hereto: (a) with Cause (as defined below), upon thirty (30) days’ prior written notice to the other Party; or (b) without cause upon sixty (60) days’ prior written notice to the other Party. For purposes of this Section 3, “Cause” shall include: (i) a breach of the terms of this Agreement which is not cured within thirty (30) days of written notice of such default or (ii) the commission of any act of fraud, embezzlement or deliberate disregard of a rule or policy of the Company.

4.	Time Commitment. Danforth will devote such time to perform the Services under this Agreement as may reasonably be required.

5.	Place of Performance. Danforth will perform the Services at such locations upon which the Company and Danforth may mutually agree. Danforth will not, without the prior written consent of the Company, perform any of the Services at any facility or in any manner that might give anyone other than the Company any rights to or allow for disclosure of any Confidential Information (as defined below).

6.	Compliance with Policies and Guidelines. Danforth will perform the Services in accordance with all rules or policies adopted by the Company that the Company discloses in writing to Danforth.

7.

Confidential Information. Danforth acknowledges and agrees that during the course of performing the Services, the Company may furnish, disclose or make available to Danforth information, including, but not limited to, material, compilations, data, formulae, models, patent disclosures, procedures, processes, business plans, projections, protocols, results of experimentation and testing, specifications, strategies and techniques, and all tangible and intangible embodiments thereof of any kind whatsoever (including, but not limited to, any apparatus, biological or chemical materials, animals, cells, compositions, documents, drawings, machinery, patent applications, records and reports), which is owned or controlled by the Company and is marked or designated as confidential at the time of disclosure or is of a type that is customarily considered to be confidential information (collectively the “Confidential Information”). Danforth acknowledges that the Confidential Information or any part thereof is the exclusive property of the Company and shall not be disclosed to any third party without first obtaining the written consent of the Company. Danforth further agrees to take all practical steps to ensure that the Confidential Information, and any part thereof, shall not be disclosed or issued to its affiliates, agents or employees, except on like terms of confidentiality. The above provisions of confidentiality shall apply for a period of five (5) years.

8.	Intellectual Property. Danforth agrees that all ideas, inventions, discoveries, creations, manuscripts, properties, innovations, improvements, know-how, inventions, designs, developments, apparatus, techniques, methods, and formulae that Danforth conceives, makes, develops or improves as a result of performing the Services, whether or not reduced to practice and whether or not patentable, alone or in conjunction with any other party and whether or not at the request or upon the suggestion of the Company (all of the foregoing being hereinafter collectively referred to as the “Inventions”), shall be the sole and exclusive property of the Company. Danforth hereby agrees in consideration of the Company’s agreement to engage Danforth and pay compensation for the Services rendered to the Company and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged that Danforth shall not, without the prior written consent of the Company, directly or indirectly, consult for, or become an employee of, any company which conducts business in the Field of Interest anywhere in the world. As used herein, the term “Field of Interest” shall mean the research, development, manufacture and/or sale of the products resulting from the Company’s technology. The limitations on competition contained in this Section 8 shall continue during the time that Danforth performs any Services for the Company (whether as a consultant, employee or otherwise), and for a period of three (3) months following the termination of any such Services that Danforth performs for the Company. If any part of this section should be determined by a court of competent jurisdiction to be unreasonable in duration, geographic area, or scope, then this Section 8 is intended to and shall extend only for such period of time, in such area and with respect to such activity as is determined to be reasonable. Except as expressly provided herein, nothing in this Agreement shall preclude Danforth from consulting for or being employed by any other person or entity.

9.	Non Solicitation. All personnel representing Danforth are employees or contracted agents of Danforth. As such, they are obligated to provide the Services to the Company and are obligated to Danforth under confidentiality, non-compete, and non-solicitation agreements. Accordingly, they are not retainable as employees or contractors by the Company and the Company hereby agrees not to solicit, hire or retain their services for so long as they are employees or contracted agents of Danforth and for one (1) year thereafter; provided, however, that this Section 9 shall not apply if an employee or contracted agent of Danforth ceases an employment arrangement without any active inducement by Company to do so. Should the Company violate this restriction, it agrees to pay Danforth liquidated damages equal to fifteen thousand ($15,000) dollars for each Danforth employee or contracted agent solicited and/or hired by the Company in violation of this Agreement, plus Danforth’s reasonable attorneys’ fees and costs incurred in enforcing this agreement should the Company fail or refuse to pay the liquidated damages amount in full within thirty (30) days following its violation.

10.	Placement Services. In the event that Danforth refers a potential employee to the Company and that individual is hired, Danforth shall receive a fee equal to ten percent (10%) of the employee’s starting annual base salary. This fee is due and owing whether an individual is hired, directly or indirectly on a permanent basis or on a contract or consulting basis by the Company, as a result of Danforth’s efforts within one (1) year of the date applicant(s) are submitted to the Company. Such payment is due within thirty (30) days of the employee’s start date.

11.	No Implied Warranty. Except for any express warranties stated herein, the Services are provided on an “as is” basis, and the Company disclaims any and all other warranties, conditions, or representations (express, implied, oral or written), relating to the Services or any part thereof Further, in performing the Services Danforth is not engaged to disclose illegal acts, including fraud or defalcations, which may have taken place. The foregoing notwithstanding, Danforth will promptly notify the Company if Danforth becomes aware of any such illegal acts during the performance of the Services. Because the Services do not constitute an examination in accordance with standards established by the American Institute of Certified Public Accountants (the “AICPA”), Danforth is precluded from expressing an opinion as to whether financial statements provided by the Company are in conformity with generally accepted accounting principles or any other standards or guidelines promulgated by the AICPA, or whether the underlying financial and other data provide a reasonable basis for the statements.

12.	Indemnification. Each Party hereto agrees to indemnify and hold the other Party hereto, its directors, officers, agents and employees harmless against any claim based upon circumstances alleged to be inconsistent with such representations and/or warranties contained in this Agreement. Further, the Company shall indemnify and hold harmless Danforth and any of its subcontractors against any claims, losses, damages or liabilities (or actions in respect thereof) that arise out of or are based on the Services performed hereunder, except for any such claims, losses, damages or liabilities arising out of the gross negligence or willful misconduct Danforth or any of its subcontractors. The Company will add Consultant and any applicable subcontractor to its insurance policies as additional insureds, including without limitation the Company’s Directors and Officers liability insurance.

13.	Independent Contractor. Danforth is not, nor shall Danforth be deemed to be at any time during the term of this Agreement, an employee of the Company, and therefore Danforth shall not be entitled to any benefits provided by the Company to its employees, if applicable. Danforth’s status and relationship with the Company shall be that of an independent contractor and consultant. Danforth shall not state or imply, directly or indirectly, that Danforth is empowered to bind the Company without the Company’s prior written consent. Nothing herein shall create, expressly or by implication, a partnership, joint venture or other association between the parties. Danforth will be solely responsible for payment of all charges and taxes arising from his or her relationship to the Company as a consultant.

14.	Records. Upon termination of Danforth’s relationship with the Company, Danforth shall deliver to the Company any property or Confidential Information of the Company relating to the Services which may be in its possession including products, project plans, materials, memoranda, notes, records, reports, laboratory notebooks, or other documents or photocopies and any such information stored using electronic medium.

15.	Notices. Any notice under this Agreement shall be in writing (except in the case of verbal communications, emails and teleconferences updating either Party as to the status of work hereunder) and shall be deemed delivered upon personal delivery, one day after being sent via a reputable nationwide overnight courier service or two days after deposit in the mail or on the next business day following transmittal via facsimile. Notices under this Agreement shall be sent to the following representatives of the Parties:

If to the Company:

Name:	Stephen Yoder
Title:	Chief Executive Officer
Address:	Lise-Meitner-Strasse 30,
85354 Freising-Weihenstephan, Germany

If to Danforth:

Name:	Gregg Beloff
Title:	Managing Director
Address:	91 Middle Road
Southborough, MA 01772
Phone:	1 617 686-7679
E-mail:	gbeloff@danforthadvisors.com

16.	Assignment and Successors. This Agreement may not be assigned by a Party without the consent of the other which shall not be unreasonably withheld, except that each Party may assign this Agreement and the rights, obligations and interests of such Party, in whole or in part, to any of its Affiliates, to any purchaser of all or substantially all of its assets or to any successor corporation resulting from any merger or consolidation of such Party with or into such corporation. The parties hereto acknowledge that effective from and after the Acquisition “Company” shall mean Pieris Pharmaceuticals, Inc.

17.	Force Majeure. Neither Party shall be liable for failure of or delay in performing obligations set forth in this Agreement, and neither shall be deemed in breach of its obligations, if such failure or delay is due to natural disasters or any causes beyond the reasonable control of either Party. In event of such force majeure, the Party affected thereby shall use reasonable efforts to cure or overcome the same and resume performance of its obligations hereunder.

18.	Headings. The Section headings are intended for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

19.	Integration; Severability. This Agreement is the sole agreement with respect to the subject matter hereof and shall supersede all other agreements and understandings between the Parties with respect to the same. If any provision of this Agreement is or becomes invalid or is ruled invalid by any court of competent jurisdiction or is deemed unenforceable, it is the intention of the Parties that the remainder of the Agreement shall not be affected.

20.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, excluding choice of law principles. The Parties agree that any action or proceeding arising out of or related in any way to this Agreement shall be brought solely in a Federal or State court of competent jurisdiction sitting in the Commonwealth of Massachusetts.

21.	Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one agreement.

If you are in agreement with the foregoing, please sign where indicated below, whereupon this Agreement shall become effective as of the Effective Date.

DANFORTH ADVISORS, LLC		Pieris, AG

By:	/s/ Gregg Beloff	By:	/s/ Stephen S. Yoder

Print Name:	Gregg Beloff	Print Name:	Stephen S. Yoder

Title:	Managing Director	Title:	CEO

Date:	December 1, 2014	Date:	December 12, 2014

EXHIBIT A

Description of Services and Schedule of Fees

Danforth will perform mutually agreed to finance, accounting and other administrative functions (the “Services”) which are necessary to support the achievement of the Company and any of its Affiliates’ strategic and financial objectives, and the management of the Company and any of its Affiliates’ business.

Prior to the Acquisition:

•	Financial support for the planned Acquisition, and associated financing and regulatory activities, as needed. Such support would include, without limitation:

•	Review of financial statements, filings with the United States Securities and Exchange Commission (SEC) and other regulatory filings and other relevant documents

•	Interacting with/coordinating the activities of internal staff and external professionals (lawyers, investment bankers, auditors, financial printers, etc.) to ensure project timelines and objectives are met

•	Investor and Board communications, in coordination with the CEO

•	Any financial analyses that may be required or helpful

Post-Acquisition:

•	Establishing appropriate SEC compliance/reporting systems.

•	Define projected reporting calendar for routine or predictable reporting requirements

•	Identify the types of non-routine events that might trigger an off-cycle reporting requirement

•	Communicate with/educate Pieris management about these non-routine events

•	Establish a procedure to ensure non-routine events are raised to the CFO and/or CEO in a timely manner, so that timely reporting can occur

•	Assist in the development Corporate Governance Guidelines, Code of Conduct, appropriate Board committee charters, etc.

•	Working with Pieris management and Board, identify and put in place the resources needed for cost-effective, ongoing compliance and reporting, balancing costs against accuracy and timeliness

•	Establish a US-based treasury function, to address, among other things:

•	The funding of Pieris AG, including currency exchange transactions

•	The establishment of banking accounts in the US

•	A corporate investment policy

•	A risk management program, including without limitation D&O and other essential insurance coverages

•	Active involvement in the execution and ongoing refinement of investor relations strategy, the primary objective of which is to improve liquidity for Pieris’ stock. Participation in quarterly earnings calls is expected and additional activities, to be further defined, are anticipated.

•	Review of internal control procedures, systems and finance/accounting resources at Pieris AG to ensure consistency with U.S. regulatory requirements, and proposed remediation as appropriate.

•	Operational support for the establishment of the US location; payroll, HR/benefits, payables, etc.

•	Integration of financial and operational systems between US and German locations

Other services that would normally fall within the purview of a chief financial officer of a publicly traded company and which would be provided on an ongoing basis include, without limitation:

•	Preparation and/or review of periodic SEC filings and certification of such filings as the principal financial officer and principal accounting officer

•	Financial support for strategic business planning and business development / licensing

•	Strategic opportunity assessment

•	Board, Audit, Compensation, and Corporate Governance committee meeting preparation, support and attendance

•	Stock option plan management

•	Capitalization table management

The services described above will be provided by Darlene Deptula-Hicks. Recognizing the need to prioritize activities and refine the definition and scope of the services to be provided, Danforth proposes to review the list of services with the CEO on a periodic basis to ensure alignment and establish clear expectations.

In delivering the services, Ms. Deptula-Hicks would coordinate efforts with a VP Finance, a more senior controller or a more junior controller, depending on Ms. Deptula-Hicks and Pieris’ assessment of the need, and others within Danforth as appropriate, to ensure timelines are met in a cost-effective manner. For clarity, efforts on specific items outlined above may not be exclusive to either Ms. Deptula-Hicks or other staff; the skills of different people may be required to address many, if not most, of the tasks identified. Danforth will employ a team approach to meeting Pieris’ needs.

Financial Terms

Danforth will provide the services outlined for an hourly fee, as follows:

CFO: Darlene Deptula-Hicks	$28 0/hour
VP Finance/Senior Controller	$170/hour
Junior Controller	$135/hour

Travel time will not be included in the expected time commitment, and will be charged at $140 per hour for Ms. Deptula-Hicks, $85 per hour for a VP Finance/Senior Controller and $67.50/hour for a junior controller. The foregoing notwithstanding, Pieris will not be charged for travel time if Danforth staff perform work for clients other than Pieris while traveling, or for more than six hours of travel time per day.

In addition, the Company will reimburse Danforth for reasonable out-of-pocket business expenses, including but not limited to travel and parking, incurred by Danforth in performing the Services hereunder, upon submission by Danforth of supporting documentation reasonably acceptable to the Company. Any such accrued expenses in any given three (3) month period that exceed one thousand dollars ($1,000) shall be submitted to the Company for its prior written approval.